Exhibit 77(k)

Sub-Item 77K
Changes in Registrant's Certifying Accountant

1.
On May 12, 2009 the Audit Committee of The Alger Institutional Funds (the "Registrant") recommended and the Board of Trustee approved the appointment of Deloitte & Touche LLP (Deloitte) as the independent registered public accounting firm to serve as auditors for the Fund effective June 9, 2009. As of May 12, 2009 Ernst & Young LLP no longer serves as the Fund's independent registered public accounting firm. Ernst & Young LLP completed the audit of the Fund's financial statements for the fiscal year ended October 31, 2008 and issued its report thereon on December 16, 2008.

2.
The report of Ernst & Young LLP on the Registrant's financial Statements as of and for the year end October 31, 2008 and the year ended October 31, 2007 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During such periods there were no (i) disagreements between the Registrant and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedures, which such disagreements, if not resolved to the satisfaction of Ernst & Young LLP would have caused them to make reference thereto in their Reports on the statements; or (ii) reportable events pursuant to paragraph (v) of Item 304(a)(1) of Regulation S-K.

3.
The Registrant has requested that Ernst & Young LLP furnish a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of that letter dated June 24, 2009 from Ernst & Young LLP is filed as Exhibit 77Q(1) to this Form N-SAR.

4.
During the Registrant's two year ends ended October 31, 2007 and October 31, 2008 and the subsequent interim period preceding Deloitte’s appointment as the Registrant's independent registered public accounting firm, neither the Registrant nor anyone on behalf of the Registrant consulted with Deloitte on any matter regarding: (i) the application of accounting principles to specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements, and neither a written report was provided to the Registrant nor oral advice was provided that Deloitte concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) either a disagreement or a reportable event, as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively.